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                                                                 EXHIBIT 12.2

              SARA LEE CORPORATION AND SUBSIDIARIES
        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
            AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                   (In millions except ratios)


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

                                                                 Twenty-Six Weeks Ended
                                                                 ----------------------
                                                              Jan 1,              Dec. 26,
                                                               1994                1992
                                                             ---------           ---------
Fixed charges and preferred stock dividend requirements:
 Interest expense                                            $     84            $     72
 Interest portion of rental expense                                31                  29
                                                             ---------           ---------

 Total fixed charges before capitalized interest
  and preferred stock dividend requirements                       115                 101
 Capitalized interest                                              13                  12
 Preferred stock dividend requirements (1)                         19                  21
                                                             ---------           ---------

  Total fixed charges and preferred stock
   dividend requirements                                     $    147            $    134
                                                             ---------           ---------
                                                             ---------           ---------


Earnings available for fixed charges and preferred
   stock dividend requirements:
 Income before income taxes                                  $    601            $    557
 Less undistributed income in minority owned companies             (5)                 (4)
 Add minority interest in majority-owned subsidiaries              13                  13
 Add amortization of capitalized interest                           9                   9
 Add fixed charges before capitalized interest and
  preferred stock dividend requirements                           115                 101
                                                             ---------           ---------

  Total earnings available for fixed charges and
   preferred stock dividend requirements                     $    733            $    676
                                                             ---------           ---------
                                                             ---------           ---------


Ratio of earnings to fixed charges and preferred stock
 dividend requirements                                            5.0                 5.0
                                                             ---------           ---------
                                                             ---------           ---------


(1) Preferred stock dividends in the computation have been increased to an amount representing the pretax earnings that would have been required to cover such dividends.

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